Exhibit 5.1

[PARR BROWN GEE & LOVELESS, PC LETTERHEAD]

December 5, 2008

The Board of Directors

Medical Solutions Management Inc.

3030 Horseshoe Drive South, Suite 200

Naples, Florida 34104

Re:	Registration Statement on Form S-4 filed by Medical Solutions Management Inc., a Nevada corporation (the “Company”)

Gentlemen:

We have acted as special counsel to the Company in connection with its Registration Statement on Form S-4, File No. 333-153235, as amended to date (the “Registration Statement,” which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto), filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) relating to the registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”), of the following shares of the Company’s capital stock (the “Shares”):

(a) up to 351,002,777 shares of common stock, par value $0.0001 per share, of the Company; 5,065,800 shares of Series A Voting Convertible Preferred Stock, par value $0.0001 per share, of the Company, 466,000 shares of Series B Voting Convertible Preferred Stock, par value $0.0001 per share, of the Company, and 13,950,000 shares of Series C Voting Convertible Preferred Stock, par value $0.0001 per share, of the Company (collectively, the “Merger Shares”) issuable pursuant to the Asset Purchase Agreement and Plan of Reorganization dated as of July 25, 2008 (the “Purchase Agreement”) by and among the Company, Certified Diabetic Services, Inc., a Delaware corporation (“CDIP”, and Andover Medical, Inc., a Delaware corporation (“Andover”), and the Escrow Agreement to be executed in connection with the closing of the transactions contemplated by the Purchase Agreement (the “Escrow Agreement”; together with the Purchase Agreement, the “Transaction Documents”) by and among CDIP , Andover, the Company, and Continental Stock Transfer & Trust Company, as escrow agent.

(b) up to 700,380,410 shares of common stock, par value $0.0001 per share (the “Warrant Shares”), of the Company issuable by the Company upon the exercise of rights to purchase common stock of the Company arising pursuant to Section 1.5 of the Purchase Agreement; and

(c) up to 394,043,161 shares of common stock, par value $0.0001 per share (the “Conversion Shares”), of the Company issuable by the Company upon the conversion of shares of the Company’s preferred stock, issuable pursuant to the Transaction Documents.

For the purposes of giving this opinion, we have examined the Registration Statement, the Transaction Documents, and the articles of incorporation and bylaws of the Company, each as amended. We have also examined and relied upon the originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments, each of which we have assumed to be authentic, valid, complete and accurate, and have made such other investigations and obtained such other certifications, in each case, as we have deemed relevant and necessary in connection with the opinions set forth below.

In connection with our opinion expressed below, we assume that at or prior to the time of delivery of any of the Shares, the Registration Statement will have been declared effective under the Securities Act, that the registration will apply to such Shares and will not have been modified or rescinded, and that there will not have occurred any change in law or any resolution or other document affecting the validity of the issuance of the Shares.

Based upon and subject to the foregoing, and conditioned upon the Second and Amended and Restated Articles of Incorporation of the Company substantially in the form attached as Appendix B to the prospectus included in the Registration Statement, with cover sheets required by the Nevada Secretary of State, having been filed by the Nevada Secretary of State prior to the issuance of any Shares, we are of the opinion that (i) the Merger Shares to be issued by the Company pursuant to the Transaction Documents, when issued, sold and delivered in the manner and for the consideration stated in the Transaction Documents, will be legally issued, fully paid and nonassessable, (ii) the Warrant Shares, when issued in accordance with the terms of the Transaction Documents and instruments governing the issuance of the Warrant Shares, and when the consideration therefore shall have been received by the Company, will be legally issued, fully paid and nonassessable, and (iii) the Conversion Shares, when issued in accordance with the terms of the Company’s Amended and Restated Articles of Incorporation, and when the consideration therefore shall have been received by the Company, will be legally issued, fully paid and nonassessable.

We do not express any opinion herein concerning any law other than chapter 78 (Private Corporations) of the Nevada Revised Statutes (including the statutory provisions, all applicable provisions of the Nevada Constitution and reported judicial decisions interpreting the foregoing).

We hereby consent to be named in the Registration Statement and in the related prospectus contained therein as the attorneys who passed upon the legality of the Shares and to the filing of a copy of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/    PARR BROWN GEE & LOVELESS

Parr Brown Gee & Loveless,

a professional corporation